Exhibit 99.1

For Immediate Release	Contact Information
Thursday, June 1, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Updates Operations, Glen Rose Porosity Oil Sales Continue to Rise

SAN ANTONIO -- June 1, 2006 -- The Exploration Company's (Nasdaq:TXCO) today provided an update on its operations in the Maverick and Marfa basins of Texas.

     Six rigs currently are operating on the Company's Maverick Basin acreage. TXCO has spudded 22 wells this year, including 12 targeting the Glen Rose Porosity -- the focus of its record 2006 drilling program -- and 10 additional wells, including five to the Pena Creek San Miguel, one each to a Glen Rose Shoal and Reef, two to the Georgetown and one to the Pryor.

Glen Rose Porosity

     Of 12 Porosity wells spudded this year, three are on production, three are in completion, four are drilling and two are in re-completion as horizontal wells. Net oil sales from the play averaged approximately 1,900 barrels of oil per day (BOPD), including an inventory drawdown of approximately 70 BOPD, during the first two months of the current quarter, a 61 percent increase from an average of 1,184 BOPD during the first quarter of 2006. TXCO's program to reduce its Glen Rose Porosity oil inventory has reduced oil in storage by approximately 4,300 barrels since March 31 and the Company expects to return to normal inventory levels by the end of June. Oil production had temporarily outstripped available transportation facilities, creating an 11,100-barrel net inventory increase at the end of the first quarter, compared to a typical level of approximately 1,100 barrels.

     The Comanche 1-108H (50 percent working interest) went on production in mid May averaging approximately 735 BOPD and no water on a 12/64-inch choke with 665 pounds per square inch (psi) flowing tubing pressure. The Comanche 3-13H (50% WI) went on production in late April, flowing 529 BOPD and no water on 16/64-inch choke with 207 psi flowing tubing pressure. In late May, the well was averaging approximately 190 BOPD and 290 barrels of water per day (BWPD) on the same choke with 120 psi flowing tubing pressure.

     In late May, the Cage 1-46H (100% WI) was flowing 565 BOPD and no water on a 14/64-inch choke with 715 psi flowing tubing pressure. The well went on production in March at 648 BOPD and no water on a 12/64-inch choke with 710 psi flowing tubing pressure. Meanwhile, the Cage 1-19H (100% WI) flowed 500 barrels of oil during drilling before a packer was set. Completion is now under way.

-- More --
Tar Sand

     The Company has completed equipment installation, including a steam generator and tankage, on a two-well San Miguel tar sand pilot project and now expects to start injecting steam during the first half of June. If the pilot project proves successful, TXCO plans to drill up to 26 tar sand wells this year. TXCO serves as operator and has a 50 percent working interest.

Marfa Basin

     TXCO now expects the first well on its West Texas shale prospect in the Marfa Basin to start in mid June. An existing well on the prospect will be re-entered and a 2,500-foot lateral will be drilled in the Woodford shale section. TXCO has a 50 percent working interest in the 140,000-acre block. Continental Resources Inc. of Enid, Okla., holds the remaining working interest and serves as operator.

Management's Perspective

     "We continue to enjoy good success in our Glen Rose Porosity oil play," said President and CEO James E. Sigmon. "We foresee higher oil production and reserves as we drill our 32-well program in the Porosity this year. Meanwhile, we anticipate the start very soon of two important new projects -- steam injection in the San Miguel tar sand in the Maverick Basin and drilling on the Barnett and Woodford shale program in the Marfa Basin. I want to commend our technical staff for the speed at which they've worked on our Marfa Basin prospect. In less than eight months, we will have acquired acreage, selected a partner with excellent shale gas resource play experience and started drilling operations on a project that I believe will translate into increased value for our shareholders."

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas and the Marfa Basin in West Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

Forward-Looking Statements

     Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005, and its Form 10-Q for the quarter ended March 31, 2006. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

-- 30 --